EXHIBIT 99.1

BioCryst Announces Late Breaker Presentation of Galidesivir (BCX4430) Nonclinical Results in Zika Virus Infection at IDWeek 2016

RESEARCH TRIANGLE PARK, N.C., Oct. 26, 2016 (GLOBE NEWSWIRE) -- BioCryst Pharmaceuticals, Inc. (NASDAQ:BCRX) today announced that results from a study of galidesivir (formerly BCX4430) administered to Rhesus monkeys infected with Zika virus (ZIKV) will be presented as a late-breaker oral presentation at IDWeek 2016 taking place in New Orleans October 26-30, 2016.

The presentation titled "BCX4430, a Broad-Spectrum Adenosine Analog Direct-Acting Antiviral Drug, Abrogates Viremia in Rhesus Macaques Challenged with Zika Virus," will be presented by James B. Whitney, PhD, Assistant Professor of Medicine, Harvard Medical School, and Principal Investigator in the Center for Virology and Vaccine Research at Beth Israel Deaconess Medical Center in Boston. Dr. Whitney is also an Associate Member of The Ragon Institute of MGH, MIT and Harvard. The presentation will take place during the "Late Breaker Oral Abstracts" session on Saturday, October 29 at 11:10 AM Central Time.

A pre-clinical study in rhesus monkeys was completed to assess the safety and efficacy of galidesivir against ZIKV infection. Fifteen animals were subcutaneously challenged with Puerto Rican ZIKV isolate. Animals were distributed into three groups (n=5/group). Ninety minutes after challenge, group one received intramuscular (I.M.) doses of 100 mg/kg galidesivir BID on Day zero, followed by 25mg/kg BID for nine additional days. Group two received only 100 mg/kg galidesivir I.M. BID on day zero. Group three received vehicle only. Multiple endpoints, including ZIKV RNA levels in plasma, urine, saliva, and cerebrospinal fluid, were followed. Immune activation, complete blood counts, chemistries and galidesivir pharmacokinetics were longitudinally monitored throughout the study.

All control animals developed high-level viremia by day two post infection. In group one, the monkeys did not develop detectable plasma viremia.  In group two, the monkeys were partially protected: two of five animals from this group had detectable plasma ZIKV RNA, but the onset was delayed and magnitude of viremia reduced compared to controls.

Galidesivir dosing in rhesus monkeys was well-tolerated and offered significant protection against ZIKV challenge. These results warrant further study.

About Galidesivir (BCX4430)
Galidesivir is a broad spectrum antiviral in advanced development under the Animal Rule for the treatment of Ebola virus disease. A Phase 1 clinical safety and pharmacokinetics study in healthy subjects has been completed, and in animal studies, galidesivir has demonstrated survival benefits against a variety of serious pathogens, including Ebola, Marburg, Yellow Fever and Zika viruses. Galidesivir has also demonstrated broad-spectrum activity in vitro against more than 20 RNA viruses in nine different families, including filoviruses, togaviruses, bunyaviruses, arenaviruses, paramyxoviruses, coronaviruses and flaviviruses.  BioCryst is developing galidesivir in collaboration with U.S. Government Agencies and other institutions.

About BioCryst Pharmaceuticals
BioCryst Pharmaceuticals designs, optimizes and develops novel small molecule drugs that block key enzymes involved in rare diseases.  BioCryst currently has several ongoing development programs: BCX7353 and other second generation oral inhibitors of plasma kallikrein for hereditary angioedema, and galidesivir, a broad spectrum viral RNA polymerase inhibitor that is a potential treatment for filoviruses. RAPIVAB® (peramivir injection), a viral neuraminidase inhibitor for the treatment of influenza is BioCryst’s first approved product and is currently marketed in the U.S., Japan, Taiwan and Korea. Post-marketing commitment development activities are ongoing as well as activities to support regulatory approvals in other territories.  For more information, please visit the Company's website at www.BioCryst.com.

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding future results, performance or achievements. These statements involve known and unknown risks, uncertainties and other factors which may cause BioCryst’s actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and are subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Some of the factors that could affect the forward-looking statements contained herein include: that the Company or its licensees may not commence as expected additional pre-clinical studies or human clinical trials; that the planned studies may not be successful or may not be successfully completed; that the FDA may require additional studies beyond those planned for galidesivir, or may not provide regulatory clearances which may result in delay of planned clinical trials, or may impose a clinical hold on galidesivir, or withhold market approval for galidesivir; that the Company may not be able to obtain additional funding for galidesivir development; that government funding or other contracts for galidesivir may have certain terms and conditions, including termination provisions, that subject the Company to additional risks; and/or that the Company may lose current funding for the program.   Please refer to the documents BioCryst files periodically with the Securities and Exchange Commission, specifically BioCryst’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and current reports on Form 8-K, all of which identify important factors that could cause the actual results to differ materially from those contained in BioCryst’s projections and forward-looking statements.

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CONTACT:    Robert Bennett, BioCryst Pharmaceuticals, +1-919-859-7910